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                                                                   Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors

___________________:


We consent to the use of our report dated September 6, 1996 on the consolidated financial statements of ChemFirst Inc. and subsidiaries as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, incorporated by reference herein, and to the use of our report dated November 15, 1996 on the Financial Statements of the ChemFirst Inc. 401"k" Saving Plan as of June 30, 1995 and 1994 and for each of the years in the three year period ended June 30, 1995, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the Prospectus.





/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP







Jackson, Mississippi
December 23, 1996